UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HARROW HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

2022 Annual Meeting of Stockholders

Thursday, June 9, 2022, 8:00 a.m. CT

Location:

Harrow Health’s Corporate Office

102 Woodmont Blvd., Suite 610

Nashville, TN 37205

April 26, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Harrow Health, Inc., which will be held at our corporate office located at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 on June 9, 2022, at 8:00 a.m. (Central Time).

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Statement and our Annual Report for the fiscal year ended December 31, 2021 (the “Annual Report”). The Notice of Internet Availability of Proxy Materials contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Annual Report and a form of proxy card.

The notice of meeting and Proxy Statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting and your shares are held in street name (by a broker, for example), you should ask the record holder for a legal proxy and bring it with you to the annual meeting, so that we can verify your ownership of Harrow Health, Inc. stock. Please note that if your shares are held in street name and you do not bring a legal proxy from the record holder, although you will be able to attend the annual meeting, you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the proxy card and return it to our Corporate Secretary at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, or to promptly use the telephone or Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw a previously submitted proxy at that time.

Sincerely,

Mark L. Baum
Chief Executive Officer and Chairman of the Board of Directors

102 WOODMONT BLVD., SUITE 610

NASHVILLE, TN 37205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 9, 2022

To the Stockholders of Harrow Health, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harrow Health, Inc. (the “Company”) will be held on June 9, 2022, at 8:00 a.m. (Central Time), at the Company’s corporate office located at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, for the following purposes:

1.	To elect to the Board of Directors the six (6) director nominees named in the accompanying proxy statement to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of KMJ Corbin & Company LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Company’s Board of Directors has fixed the close of business on April 12, 2022, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting.

By Order of the Board of Directors,

Mark L. Baum
Chief Executive Officer and Chairman of the Board of Directors

Nashville, Tennessee
April 26, 2022

102 Woodmont Blvd., Suite 610

Nashville, TN 37205

PROXY STATEMENT

For Annual Meeting of Stockholders to be held on June 9, 2022

General

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Harrow Health, Inc. (the “Company”) of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 9, 2022, at 8:00 a.m. (Central Time) at the Company’s corporate office located at 102 Woodmont Blvd., Suite 610, Nashville, Tennessee 37205, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). We expect to mail or make available this Proxy Statement and the accompanying materials, including our Annual Report for the fiscal year ended December 31, 2021 (the “Annual Report”), the Notice and a proxy card, to our stockholders on or about April 26, 2022.

All references to “us,” “we,” “our,” and the “Company” refer to Harrow Health, Inc.

Copies of this Proxy Statement, the Notice and the Annual Report can be accessed electronically at: www.proxyvote.com.

Solicitation of Proxies

The Board is soliciting proxies to vote at the Annual Meeting. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or if no designation is made, they will vote the proxies FOR the election of all of the director nominees named in Proposal 1 and FOR Proposals 2 and 3. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this Proxy Statement, the Board does not know of any items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

Stockholders of Record

Only holders of record of shares of our common stock at the close of business on the record date, April 12, 2022, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. At the close of business on April 12, 2022, the Company had 27,031,127 shares of common stock outstanding and entitled to vote, held by 82 stockholders of record. Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares of common stock entitled to vote are represented at the Annual Meeting, either in person or by proxy.

Harrow Health 2022 Proxy Statement	1

Vote Required and Method of Counting Votes

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and shares that are voted by brokers as to any matter considered at the Annual Meeting will be included in determining if a quorum is present or represented at the Annual Meeting. Any broker holding shares of record for you is not entitled to vote on matters that are not deemed to be routine unless the broker receives voting instructions from you. Broker non-votes occur when shares are held by a broker who has not received instructions from the beneficial owner of the shares on such non-routine matters, the broker does not have discretionary voting power with respect to such non-routine matters and has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority with respect to such non-routine matters. The effects of broker non-votes and abstentions on the proposals to be brought before the Annual Meeting are discussed below.

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of six directors	Plurality of Votes Cast	No
Proposal 2 – Ratification of auditors for the 2022 fiscal year	Majority of Votes Cast	Yes
Proposal 3 – Advisory vote to approve the compensation of our named executive officers	Majority of Votes Cast	No

With respect to Proposal 1, you may vote FOR or WITHHOLD. With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. As specified in our Bylaws, abstentions and broker non-votes are not considered to be a vote cast and, therefore, will have no direct impact on any proposal.

How to Vote

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. If you are a record holder of shares of our common stock, you may submit your vote by proxy by completing the proxy card and returning it to our Corporate Secretary at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 or by using the telephone or Internet voting systems set forth in the proxy card or notice of internet availability. If you hold your shares of common stock in street name, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank or other nominee. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

Revocation of Proxies

You are a stockholder of record if, at the close of business on the record date, your shares were registered directly in your name with Action Stock Transfer Corp., our transfer agent. If you are a stockholder of record and submit your vote by proxy, you may revoke it at any time before its use, either by:

(1)	revoking it in person at the Annual Meeting;

(2)	delivering a written notice to our Corporate Secretary at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 before the proxy is used; or

(3)	delivering a later dated proxy card to us at the address noted above before the proxy is used.

Your presence at the Annual Meeting will not revoke your proxy, but if you attend the meeting and cast a ballot, your proxy will be revoked as to the matters on which the ballot is cast.

Harrow Health 2022 Proxy Statement	2

If you hold your shares through a broker, bank, or other nominee, please follow the instructions provided by your broker or other nominee as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Cost and Method of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Stockholder List

A complete list of registered stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting for the ten days prior to the Annual Meeting during ordinary business hours at our principal offices located at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205.

Harrow Health 2022 Proxy Statement	3

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of six directors. Upon the recommendation of the Company’s Nomination and Corporate Governance Committee, our Board has selected six director nominees for election at the Annual Meeting, consisting of all of our incumbent directors. Each of the nominees is currently a director of the Company and was elected or re-elected by our stockholders at our 2021 annual meeting of stockholders, with the exception of Mr. Perry J. Sternberg and Dr. Martin A. Makary, both of whom were appointed as directors of the Company in March 2022 upon the resignation of Robert J. Krammer and the expansion of the size of the Board to six members.

There are no familial relationships among any of our directors or our executive officers. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or director nominee of the Company.

Nominees

The Board has selected the following six persons as nominees for election to the Board at the Annual Meeting. Each of these nominees has indicated that he or she is willing and able to serve as a director. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), your proxy may be voted for such substitute nominees as the Board may designate.

The following table sets forth information regarding the nominees for directors and such persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 2023 Annual Meeting of the Company’s stockholders or until their successors are duly elected and qualified.

Name	Age	Position & Committees
Mark L. Baum	49	Chairman of the Board, Chief Executive Officer
Richard L. Lindstrom	74	Director
Martin A. Makary	51	Independent Director, Audit Committee
Teresa F. Sparks	53	Independent Director, Audit Committee (Chair), Compensation Committee, Nomination and Corporate Governance Committee
Perry J. Sternberg	53	Independent Director, Compensation Committee
R. Lawrence Van Horn	54	Lead Independent Director, Audit Committee, Compensation Committee (Chair), Nomination and Corporate Governance Committee (Chair)

Mark L. Baum, J.D. is a founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. In 2011, Mr. Baum led the restructuring and reorganization of the Company and since that time has directed the key operational and strategic activities of the Company. Mr. Baum was appointed as a director of the Company in December 2011, served as the Chairman of the Board of Directors from December 2011 to April 2012, was appointed Chief Executive Officer in April 2012, and was again appointed and has served as the Chairman of the Board since August 2021. Prior to Mr. Baum’s involvement with the Company, from 2001 to 2011, he was the founder and managing director of TBLF, LLC, a consulting firm and fund manager, where he managed a series of three funds and acted as a principal investor in financing publicly traded companies or bridge-to-public equity transactions. Before his fund management experience, Mr. Baum founded and served as the president of YesRx, and practiced as a U.S. securities lawyer focused on public company reporting requirements and finance-related matters. Mr. Baum is also a founder and board member of Surface Pharmaceuticals, Inc., and founder and former board member of both Melt Pharmaceuticals, Inc. and Eton Pharmaceuticals, Inc. From November 2012 until December 2017, Mr. Baum served on the board of directors of Ideal Power, Inc., where he also served as the chair of its audit committee. Mr. Baum is a graduate, cum laude, of The University of Texas at Arlington and a graduate of California Western School of Law. Mr. Baum brings years of public company executive and board experience, including knowledge of securities laws, reporting requirements and public company finance-related issues.

Harrow Health 2022 Proxy Statement	4

Richard L. Lindstrom, M.D. has served as a member of our Board of Directors since January 2015. Dr. Lindstrom is the founder and an attending surgeon emeritus at Minnesota Eye Consultants P.A., a provider of eye care services, since 1989. Dr. Lindstrom also served as a researcher, teacher, inventor, writer, lecturer and highly acclaimed physician and surgeon in the ophthalmology field. He has published over 350 peer reviewed papers and holds over 40 patents. He has also served as a member of the board of directors of two other public companies, Ocular Therapeutix, Inc. (NASDAQ:OCUL) since 2012 and LENSAR Inc. (NASDAQ:LNSR) since 2019. Dr. Lindstrom is a medical advisor for many medical device and pharmaceutical manufacturers and serves on the board of directors of several other privately-held life sciences companies. Dr. Lindstrom previously served as president of the International Society of Refractive Surgery from 1993 to 1994, the International Intraocular Implant Society from 2002 to 2004, the International Refractive Surgery Club from 2002 to 2004, and the American Society of Cataract and Refractive Surgery (“ASCRS”) from 2007 to 2008. Dr. Lindstrom currently serves on the ASCRS Executive Committee and is a trustee of the ASCRS Foundation. From 1980 to 1989, he served on the faculty of the Department of Ophthalmology at the University of Minnesota, where he is currently a Trustee of the University of Minnesota Foundation. Dr. Lindstrom holds a Bachelor of Arts degree in Pre-Medical Studies, a Bachelor of Science degree in Medicine and an M.D. degree from the University of Minnesota. Dr. Lindstrom brings to the Board over 40 years of ophthalmology industry experience, as well as extensive experience serving as a director of other companies.

Martin A. Makary, M.D., M.P.H. has served as a member of our Board of Directors since March 2022. Dr. Makary is a healthcare expert and is Chief of Islet Transplant Surgery at The Johns Hopkins Hospital, where he has been employed since 2002. Dr. Makary is a frequent public policy expert in the media and a leading voice for physicians, writing for The Wall Street Journal. He is the author of two New York Times bestselling books on healthcare and has published over 250 scientific peer-reviewed articles, including articles on organizational culture, surgical innovation, vulnerable populations, and the re-design of healthcare delivery. Dr. Makary has served in leadership at the World Health Organization and has been elected to the National Academy of Medicine. Dr. Makary has been a visiting professor at over 25 medical schools and is the recipient of the Nobility in Science Award from the National Pancreas Foundation. Dr. Makary speaks frequently on the future of healthcare and what it means for everyday Americans, business leaders, and healthcare professionals. His current research focuses on the appropriateness of medical care and the impact of the healthcare cost crisis on low-income populations. He has a Bachelor of Science degree from Bucknell University, an M.D. degree from Thomas Jefferson University, and a Master of Public Health (M.P.H.) degree, with a concentration in Health Policy, from Harvard University. Dr. Makary brings to the Board extensive experience as a surgeon, corporate advisor, and healthcare policy thought leader.

Teresa F. Sparks has served as a member of our Board of Directors since March 2020. Ms. Sparks serves as an independent board member for publicly-traded and privately held companies in the healthcare, technology and life sciences industries. Her prior operating experience includes her role as the Executive Vice President and Chief Financial Officer of Envision Healthcare from October 2018 to August 2020. Prior to Envision, Ms. Sparks was the interim Chief Financial Officer at Brookdale Senior Living from March 2018 until September 2018. Previous to that, she served as Executive Vice President and Chief Financial Officer of Surgery Center Holdings, Inc. from its acquisition of Symbion, Inc. in November 2014 until January 2018. Prior to that, Ms. Sparks served as Senior Vice President and Chief Financial Officer of Symbion Holdings Corporation and Symbion, Inc. from August 2007 to November 2014 and as Corporate Controller from Symbion’s inception in 1996 through August 2007 and was named Vice President in December 2002. Prior to joining Symbion, she served as Assistant Controller for HealthWise of America, Inc., a managed care organization, and was a senior healthcare auditor for Deloitte & Touche LLP. Ms. Sparks also serves on the board and as Audit Committee Chair of QualityMetric Incorporated, a private equity backed provider of Patient-Reported Outcome (PRO) and Clinical Outcomes Assessment (COA) measurement solutions. Ms. Sparks is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree, summa cum laude, in Accounting and Business Administration from Trevecca Nazarene University. Ms. Sparks brings to the Board her management expertise and depth of experience in the areas of audit, accounting, and finance, through her prior experience as a Chief Financial Officer for publicly-traded and privately held companies. With her extensive accounting knowledge and experience, we believe she is highly qualified to serve as the chair of the Audit Committee of the Board.

Harrow Health 2022 Proxy Statement	5

Perry J. Sternberg has served as a member of our Board of Directors since March 2022. Perry Sternberg has served as the President and Chief Executive Officer of Corium, Inc., a commercial stage biopharmaceutical company leading the development and commercialization of novel central nervous system (CNS) therapies, since 2019. Prior to joining Corium, he served from 2013 to 2019 as Executive Vice President and Head of U.S. Commercial for Shire Plc’s ophthalmology business unit as well as six other Shire business units, which, during his tenure, in the aggregate, generated more than $8 billion in annual revenues. Mr. Sternberg also served as Chief Commercial Officer and Global Head of Shire’s CNS Business. Mr. Sternberg previously served as Vice President and General Manager, U.S. and Canada Pharmaceuticals at Bausch + Lomb, as well as various leadership roles at Novartis Ophthalmics, Novartis Pharmaceuticals and Merck & Co., Inc. In his 25 years of experience in biotechnology and pharmaceuticals, Mr. Sternberg has had direct responsibility for the launch and commercialization of more than 20 products across a wide range of therapeutic areas in diverse markets, including ophthalmic pharmaceuticals. Mr. Sternberg brings to the Board 25 years of experience in biotechnology and pharmaceuticals, including the development of a strategic marketing vision, implementation of tactical sales plans that drive revenue growth, and effective leadership of teams to achieve as well as exceed growth targets.

R. Lawrence Van Horn has served as a member of our Board of Directors since September 2020. Mr. Van Horn is an entrepreneur, board member, and leading expert and researcher on healthcare management and economics. A nontraditional academic, his activity spans business, health policy, and academia. His research has appeared in such leading journals as the Journal of Health Economics, Journal of Law and Economics, New England Journal of Medicine, Journal of Public Budgeting and Financial Management, and Harvard Business Review. He is an Associate Professor of Economics and Management at the Owen Graduate School of Management at Vanderbilt University. He holds courtesy appointments in both the medical and law schools at Vanderbilt. He is the founder and Chief Executive Officer of Preverity, Inc. located in Nashville, Tennessee. Since its founding, he has served as Governance Committee Chair and a Compensation Committee Member for Community Healthcare Trust Incorporated (NYSE: CHCT). He served as Compensation Committee Chair and as an Audit Committee Member for Quorum Health Corporation (NYSE: QHC) prior to it being taken private. He is the Board Chair for Savida Inc., a private equity-backed opioid treatment company focusing on medication-assisted treatment. He is a member of the CEO Council for Council Capital and advisory boards for Harpeth Capital and Council Capital. He is the Executive Director of Health Affairs and Founder and Director of the Center of Health Care Market Innovation at Vanderbilt University. He is also the Co-Director of the Nashville Health Care Council Fellows Program. Mr. Van Horn holds a Ph.D. from the University of Pennsylvania’s Wharton School, a Master’s degree in Public Health, and a Bachelor of Arts from the University of Rochester. Mr. Van Horn brings extensive knowledge and research into healthcare industry economics and governance to the Board. He also has unique experience with healthcare decision makers and business executives nationwide regarding healthcare policy.

Vote Required and Board of Directors’ Recommendation

Each director is elected by a plurality of the votes cast on the election of directors at a meeting at which a quorum is present. As a result, the nominees who receive the highest number of votes, up to the number of directors to be elected at the Annual Meeting, will be elected. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees receive the largest number of votes cast and, therefore, will have no effect on the outcome of the vote on this proposal. The persons named in the proxy will vote the proxies they receive FOR the election of the nominees named above, unless a particular proxy card withholds authorization to do so or provides contrary instructions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION

OF EACH OF THE NOMINEES FOR DIRECTOR.

Harrow Health 2022 Proxy Statement	6

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of our Audit Committee, our Board has selected KMJ Corbin & Company LLP (“KMJ”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and has further directed that the selection of our independent registered public accounting firm be submitted for ratification by our stockholders at our Annual Meeting. KMJ has served as our independent registered public accounting firm since September 17, 2007. Representatives of KMJ are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KMJ as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KMJ to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and our Audit Committee will reconsider whether or not to retain KMJ. Even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

Audit and All Other Fees

Aggregate fees for professional services billed to the Company by KMJ for the years ended December 31, 2021 and 2020 were as follows:

	Years Ended December 31,
	2021	2020
Audit Fees	$224,025	$179,786
Audit-Related Fees	$11,000	$-
Other Fees	$-	$-
Total	$235,025	$179,786

“Audit Fees” represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, and the review of our consolidated financial statements included in our quarterly reports. “Audit-Related Fees” represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. There were no fees billed by or paid to our principal accountant during the years ended December 31, 2021, and 2020 for tax compliance, tax advice or tax planning services, or for financial information systems design and implementation services.

Pre-Approval Policy

Our Audit Committee pre-approves all services to be provided by KMJ. All fees paid to KMJ for services performed in 2021 and 2020 were pre-approved by our Audit Committee.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at a meeting at which a quorum is present. Abstentions will be counted as present for purposes of determining the presence of a quorum, but are not considered votes for or against a proposal and, therefore, will have no direct impact on this proposal. Broker non-votes are not expected to result from the vote on this proposal. The persons named in the proxy will vote the proxies they receive FOR the ratification of the selection of KMJ as our independent registered public accounting firm, unless a particular proxy card withholds authorization to do so or provides contrary instructions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION

OF THE SELECTION OF KMJ CORBIN & COMPANY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

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PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission (“SEC”) rules.

Our named executive officer compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Our Compensation Committee believes an effective compensation program is one that is designed to recruit and retain executive leadership focused on attaining long-term corporate goals and increasing stockholder value. The Compensation Committee believes that it has taken a responsible approach to compensating our named executive officers.

We urge stockholders to read the “Executive Compensation” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives in this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Board and the Compensation Committee believe that the policies and procedures described and explained therein are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement supports and contributes to the Company’s long-term success.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The say-on-pay vote is advisory, and therefore, not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum, but are not considered votes for or against a proposal and, therefore, will have no direct impact on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON AN ADVISORY BASIS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders.

Director Independence

Our Board of Directors currently consists of the following six members: Mark L. Baum (Chair), Dr. Richard L. Lindstrom, Dr. Martin A. Makary, Teresa F. Sparks, Perry J. Sternberg, and R. Lawrence Van Horn (Lead Independent Director). The Board has determined that Dr. Makary, Ms. Sparks, Mr. Sternberg, and Mr. Van Horn, comprising a majority of our current Board, are “independent” directors, as that term is defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Baum is not independent because he currently serves as our Chief Executive Officer, and Dr. Lindstrom is not independent because he has received non-board compensation payments in excess of $120,000 within the last three years. Dr. Kammer, who served on the Board until March 31, 2022, was deemed by the Board to be independent during his service on the Board.

Nominations for Directors

Our Nomination and Corporate Governance Committee evaluates and recommends to the Board of Directors nominees for each election of directors. There are no stated minimum criteria for director nominees; rather, in considering potential new directors, the Nomination and Corporate Governance Committee considers a variety of factors and may identify and evaluate individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are the following: broad experience in business, finance or administration; familiarity with the Company’s industry; prominence and reputation in a particular profession or field of endeavor; and whether the individual has the time available to devote to the work of the Board and one or more of its committees. The Nomination and Corporate Governance Committee also reviews the activities and associations of each candidate to determine the independence of the candidate under applicable Nasdaq and SEC rules and to ensure that there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on the Board. In addition to these factors, the Nomination and Corporate Governance Committee may also consider such other factors as it may deem relevant or in the best interests of the Company and its stockholders. The Nomination and Corporate Governance Committee recognizes that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules. Further, although the Company does not have a formal diversity policy, the Nomination and Corporate Governance Committee seeks to nominate directors that bring to the Company a variety of perspectives, skills, expertise and sound business understanding and judgment, derived from business, professional, governmental, finance, community and industry experience.

The Nomination and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant and considered valuable to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Nomination and Corporate Governance Committee would identify a new nominee to replace such director in light of the criteria and factors described above. If the Nomination and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.

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The Nomination and Corporate Governance Committee reviews all director nominees, including those recommended by stockholders, in accordance with the factors and qualifications described above to determine whether they possess attributes the committee believes would be beneficial and valuable to the Company. The Nomination and Corporate Governance Committee will select qualified candidates and make its recommendations to the Board, which will formally decide whether to nominate the recommended candidates for election to the Board. Stockholders may recommend nominees for consideration by the Nomination and Corporate Governance Committee by complying with certain notification requirements set forth in our Bylaws. These requirements provide that a stockholder who desires to recommend a candidate for nomination to our Board of Directors must do so in writing to our Corporate Secretary at our principal executive offices, which written notice must be received no later than 90 days before the date of the annual meeting of stockholders at which directors are to be elected. The stockholder’s written notice must include, among other things as specified in our Bylaws, certain personal identification information about the stockholder and its recommended director nominee(s); the principal occupation or employment of the recommended director nominee(s); the class and number of shares of the Company that are beneficially owned by the stockholder and its recommended director nominee(s); and any other information relating to the recommended director nominee(s) that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. Stockholders may obtain a copy of our Bylaws by writing to our Corporate Secretary at Harrow Health, Inc., c/o Corporate Secretary, 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, or by accessing the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. A stockholder who complies in full with all of the notice provisions set forth in our Bylaws will be permitted to present the director nominee at the applicable annual meeting of stockholders, but will not be entitled to have the nominee included in our proxy statement for the annual meeting unless an applicable SEC rule requires that we include the director nominee in our proxy statement.

The Board believes that gender diversity and racial and ethnic diversity are important in providing diverse viewpoints. Of the past four new members elected to the Board, one has been a woman and one has been of Middle Eastern / North African descent. Although Nasdaq’s classification system does not include Middle Eastern or North African individuals as an underrepresented demographic, other classification systems and the Company’s Board consider them to be diverse. For further details about the diversity of the Board, please refer to the following matrix:

Board Diversity Matrix (as of April 12, 2022)
	Female	Male
Total Number of Directors	6
Part I: Gender Identity
Directors	1	5
Part II: Demographic Background
North African/Middle Eastern	0	1
White	1	4

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by sending a letter to the Corporate Secretary, Harrow Health, Inc., 102 Woodmont Blvd., Suite 610, Nashville, TN 37205. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should indicate in the address whether the communication is intended for the entire Board, the non-employee directors as a group or an individual director. Each communication will be screened by the Corporate Secretary or his or her designee to determine whether it is appropriate for presentation to the Board or any specified director(s). Examples of inappropriate communications include junk mail, spam, mass mailings, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined to be appropriate for presentation to the Board or the director(s) to whom they are addressed will be submitted to the Board or such director(s) on a periodic basis. Any communications that concern accounting, internal control or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is available for review on the Investors section of the Company’s website, www.harrowinc.com, under Corporate Governance, and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Harrow Health, Inc., 102 Woodmont Blvd., Suite 610, Nashville, TN 37205, Attention: Investor Relations. Each of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer, and all of our other principal executive officers, are required to comply with the Code of Business Conduct and Ethics. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur outside of formal meetings of the Board and committees of the Board.

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Meeting Attendance

Our Board generally holds meetings on a quarterly basis, along with monthly update calls, but may hold additional meetings as required. In 2021, the Board held four meetings. Each of our directors attended 100% of the Board meetings that were held during the periods when they were a director and 100% of the meetings of each committee of the Board on which they served that were held during the periods that they served on such committee. We do not have a policy requiring that directors attend our annual meeting of stockholders, but encourage attendance by each director. All of our directors in office at the time attended our 2021 annual meeting of stockholders.

Committees of the Board of Directors

Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee.

Audit Committee

During 2021, our Audit Committee was composed of Ms. Teresa F. Sparks (Chair), Dr. Robert J. Kammer and Mr. R. Lawrence Van Horn. Upon Dr. Kammer’s resignation from the Board in March 2022, Dr. Martin A. Makary, who joined the Board in March 2022, was appointed to the Audit Committee. Our Board has affirmatively determined that each member who serves on the Audit Committee is independent under applicable Nasdaq Marketplace Rules and satisfies all other qualifications under Nasdaq Marketplace Rules and the applicable rules of the SEC. Our Board also affirmatively determined that Ms. Sparks qualifies as an “audit committee financial expert,” as such term is defined in Regulation S-K under the Securities Act of 1933. The Audit Committee held five meetings in 2021.

The Audit Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on the Investors section of the Company’s website, www.harrowinc.com, under Corporate Governance. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent registered public accounting firm.

Compensation Committee

During 2021, our Compensation Committee was composed of Mr. R. Lawrence Van Horn (Chair), Dr. Robert J. Kammer, and Ms. Teresa F. Sparks. Upon Dr. Kammer’s resignation from the Board in March 2022, Mr. Perry J. Sternberg, who joined the Board in March 2022, was appointed to the Compensation Committee. Our Board has affirmatively determined that each member who serves on the Compensation Committee is independent under applicable Nasdaq Marketplace Rules and satisfies all other qualifications under Nasdaq Marketplace Rules and the applicable rules of the SEC. The Compensation Committee held four meetings in 2021.

The Compensation Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on the Investors section of the Company’s website, www.harrowinc.com, under Corporate Governance. The responsibilities of the Compensation Committee include reviewing and making recommendations to our Board concerning the compensation and benefits of our executive officers, including our Chief Executive Officer, and directors, overseeing the administration of our stock option and employee benefits plans, and reviewing general policies relating to compensation and benefits.

Nomination and Corporate Governance Committee

During 2021, our Nomination and Corporate Governance Committee was composed of Dr. Robert J. Kammer (Chair), Ms. Teresa F. Sparks and Mr. R. Lawrence Van Horn. Upon Dr. Kammer’s resignation from the Board in March 2022, Mr. Van Horn was appointed Chair of the Nominating and Corporate Governance Committee. Our Board has affirmatively determined that each member who serves on the Nomination and Corporate Governance Committee is independent under applicable Nasdaq Marketplace Rules and satisfies all other qualifications under Nasdaq Marketplace Rules and the applicable rules of the SEC. The Nomination and Corporate Governance Committee held three meetings in 2021.

The Nomination and Corporate Governance Committee acts pursuant to a written charter that has been adopted by the Board, which is available for review on the Investors section of the Company’s website, www.harrowinc.com, under Corporate Governance. The responsibilities of the Nomination and Corporate Governance Committee include evaluating and making recommendations to the Board with respect to director nominees and providing oversight of our corporate governance policies and practices.

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Board Leadership Structure

The Board may, but is not required to, select a Chairman of the Board on an annual basis. The positions of Chairman of the Board and Chief Executive Officer may be filled by one individual or two different individuals. Currently, the positions of Chairman of the Board and Chief Executive Officer are both filled by Mark L. Baum. As a result of his in-depth knowledge of the Company’s operations gained by serving as Chief Executive Officer, Mr. Baum is well positioned to identify and lead Board deliberations regarding important matters relating to the Company’s operations, strategic priorities, and overall development. The Board believes that serving as both Chief Executive Officer and Chairman of the Board enables Mr. Baum to facilitate effective communication between Company management and the Board and to ensure key issues and recommendations are brought to the attention of the Board. The Board believes that this leadership structure, in conjunction with the appointment of a Lead Independent Director, is the most effective for the Company at this time, and that our existing corporate governance practices effectively achieve independent oversight and management accountability.

Our Corporate Governance Guidelines also provide that, if the same individual serves as Chairman of the Board and Chief Executive Officer, or if the Chairman of the Board is otherwise not independent, our Board shall appoint a Lead Independent Director. Mr. Van Horn has served as Lead Independent Director since 2021.

The responsibilities of the Lead Independent Director include: (i) fostering processes that allow the Board to function independently of management and encouraging open and effective communication between the Board and management of the Company; (ii) providing input to the Chairman on behalf of the independent directors with respect to Board agendas; (iii) presiding at all meetings of the Board at which the Chairman is not present, as well as regularly scheduled executive sessions of independent directors; (iv) in the case of a conflict of interest involving a director, if appropriate, asking the conflicted director to leave the room during discussion concerning such matter and, if appropriate, asking such director to recuse himself or herself from voting on the relevant matter; (v) communicating with the Chairman and the Chief Executive Officer, as appropriate, regarding meetings of the independent directors and resources and information necessary for the Board to effectively carry out its duties and responsibilities; (vi) serving as liaison between the Chairman and the independent directors; (vii) being available to directors who have concerns that cannot be addressed through the Chairman; (viii) calling meetings of the independent directors, as needed or when appropriate; and (ix) performing other functions as may reasonably be requested by the Board or the Chairman. In the event the Company appoints an independent Chairman of the Board, the responsibilities of the Lead Independent Director will be assumed by the independent Chairman of the Board.

Board Role in Risk Management

The Board as a whole has responsibility for risk oversight, and each Board committee has responsibility for reviewing certain risk areas and reporting to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks, and management’s risk mitigation strategies in certain focus areas. These areas of focus include strategic, operational, financial and reporting, succession and compensation, and other areas. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisors as required.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risks and exposures associated with our business strategy and other current matters that may present material risk to our financial performance, operations, prospects or reputation.
Audit Committee	Overall policies with respect to risk assessment and risk management, material pending legal proceedings involving the Company and other contingent liabilities, any potential related party or conflict of interest transactions, as well as other risks and exposures that may have a material impact on our financial statements.
Compensation Committee	Risks and exposures associated with management succession planning and executive compensation programs and arrangements, including incentive plans.
Nomination and Corporate Governance Committee	Risks and exposures associated with director succession planning, corporate governance, and overall board effectiveness.

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Corporate Transparency

In early 2022, we released and published on our corporate website (www.harrowinc.com) our Corporate Transparency Report, which describes and summarizes the initiatives the Company has undertaken and associated metrics related to certain issues including:

●	Energy, Emissions, Waste and Water	●	Embracing Our Community
●	Supply Chain Management	●	Innovation/Sustainable Products
●	Community Involvement	●	Employee Health and Safety
●	Employee Recruitment, Development and Retention	●	Governance
●	Employee Diversity	●	Drug Safety
●	Business Ethics, Compliance and Bribery	●	Data Protection, Patient Data Privacy

Company Policy Regarding Related Party Transactions

The charter of the Audit Committee of our Board tasks the Audit Committee with reviewing all related party transactions for potential conflict of interest situations on an ongoing basis (if such transactions are not reviewed and overseen by another independent body of the Board). In accordance with that policy, the Audit Committee’s general practice is to review and oversee any transactions that are reportable as related party transactions under Financial Accounting Standards Board (FASB) and SEC rules and regulations. Management advises the Audit Committee and the full Board of Directors on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

Transactions with Related Persons

Klarity License Agreement – Related Party

In April 2017, the Company entered into a license agreement (the “Klarity License Agreement”) with Richard L. Lindstrom, M.D., a member of its Board of Directors. Pursuant to the terms of the Klarity License Agreement, the Company licensed certain intellectual property and related rights from Dr. Lindstrom to develop, formulate, make, sell, and sub-license the topical ophthalmic solution Klarity designed to protect and rehabilitate the ocular surface (the “Klarity Product”).

Under the terms of the Klarity License Agreement, the Company is required to make royalty payments to Dr. Lindstrom ranging from 3% to 6% of net sales, dependent upon the final formulation of the Klarity Product sold. In addition, the Company is required to make certain milestone payments to Dr. Lindstrom including: (i) an initial payment of $50,000 upon execution of the Klarity License Agreement, (ii) a second payment of $50,000 following the first $50,000 in net sales of the Klarity Product; and (iii) a final payment of $50,000 following the first $100,000 in net sales of the Klarity Product. All of the above referenced milestone payments were payable at the Company’s election in cash or shares of the Company’s restricted common stock. Dr. Lindstrom was paid $165,000 and $149,000 in cash during the years ended December 31, 2021 and 2020, respectively, and was due an additional $30,000 and $35,000 at December 31, 2021 and 2020, respectively. The Company incurred $160,000 and $129,000 of royalty expenses related to the Klarity License Agreement during the years ended December 31, 2021 and 2020, respectively.

Injectable Asset Purchase Agreement – Related Party

In December 2019, the Company entered into an asset purchase agreement (the “Lindstrom APA”) with Dr. Lindstrom, a member of its Board of Directors. Pursuant to the terms of the Lindstrom APA, the Company acquired certain intellectual property and related rights from Dr. Lindstrom to develop, formulate, make, sell, and sub-license an ophthalmic injectable product (the “Lindstrom Product”).

Under the terms of the Lindstrom APA, the Company is required to make royalty payments to Dr. Lindstrom ranging from 2% to 3% of net sales, dependent upon the final formulation and patent protection of the Lindstrom Product sold. In addition, the Company is required to make certain milestone payments to Dr. Lindstrom including an initial payment of $33,000 upon execution of the Lindstrom APA. Dr. Lindstrom was paid $28,000 and $55,000 in cash during the years ended December 31, 2021 and 2020, respectively, and was due $8,000 and $7,000 at December 31, 2021 and 2020, respectively. The Company incurred $29,000 and $55,000 of royalty expenses related to the Lindstrom APA during the years ended December 31, 2021 and 2020, respectively.

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Presbyopia Asset Purchase Agreement – Related Party

In December 2019, the Company entered into an asset purchase agreement (the “Presbyopia APA”) with Dr. Lindstrom. Pursuant to the terms of the Presbyopia APA, the Company acquired certain intellectual property and related rights from Dr. Lindstrom to develop, formulate, make, sell, and sub-license an ophthalmic topical product to treat presbyopia (the “Presbyopia Product”).

Under the terms of the Presbyopia APA, the Company is required to make royalty payments to Dr. Lindstrom ranging from 2% to 4% of net sales, dependent upon the final formulation and patent protection of the Presbyopia Product sold. No amounts were due or paid to Dr. Lindstrom during the years ended December 31, 2021 and 2020. The Company incurred no royalty expenses related to the Presbyopia APA during the years ended December 31, 2021 and 2020.

Investment in Eton Pharmaceuticals, Inc.

Eton Pharmaceuticals, Inc. (“Eton”) was formed as a subsidiary of the Company in 2017. In May 2017, Eton closed an offering of its Series A Preferred Stock, as a result of which we lost our controlling interest in it. In November 2018, Eton completed an initial public offering of its common stock. We own 1,982,000 shares of Eton common stock. We owned less than 10% of the equity and voting interests issued and outstanding of Eton as of December 31, 2021. At December 31, 2021, the fair market value of Eton’s common stock was $4.29 per share. In accordance with Accounting Standards Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, for the years ended December 31, 2021 and 2020, the Company recorded an investment (loss) gain from its Eton common stock position of $(10,126,000) and $3,255,000 respectively, related to the change in fair market value of the Company’s investment in Eton during the measurement periods, including a realized loss of $1,406 from the sale of 1,518,000 shares of Eton’s common stock. As of December 31, 2021 and 2020, the fair market value of the Company’s investment in Eton was $8,503,000 and $28,455,000, respectively.

Investment in Surface Pharmaceuticals, Inc. and Related Agreements

In 2017, the Company formed Surface Pharmaceuticals, Inc. (“Surface”). In May and July 2018, Surface closed an offering of its Series A Preferred Stock. At that time, the Company lost its controlling interest and deconsolidated Surface from the Company’s consolidated financial statements. The Company owns 3,500,000 common shares of Surface (representing approximately 20% of Surface’s equity interests at December 31, 2021, following the closing of a round of financing completed by Surface in July 2021) and uses the equity method of accounting for this investment, as management has determined that the Company has the ability to exercise significant influence over the operating and financial decisions of Surface. Under this method, the Company recognizes earnings and losses in Surface in its consolidated financial statements and adjusts the carrying amount of its investment in Surface accordingly. The Company’s share of earnings and losses are based on the Company’s ownership interest of Surface. Any intra-entity profits and losses are eliminated. At December 31, 2021 and 2020, the Company recorded equity in the net loss of Surface of $1,314,000 and $2,433,000, respectively. As of December 31, 2021 and 2020, the carrying value of the Company’s investment in Surface was $0 and $1,314,000, respectively.

The Company entered into an asset purchase and license agreement with Surface in 2017 and amended it in April 2018 (the “Surface License Agreement”). Pursuant to the terms of the Surface License Agreement, the Company assigned and licensed to Surface certain intellectual property and related rights associated with Surface’s drug candidates (collectively, the “Surface Products”). Surface is required to make mid-single-digit royalty payments to the Company on net sales of the Surface Products while any patent rights remain outstanding.

Company directors, Richard L. Lindstrom, M.D., Perry Sternberg and the Company’s Chief Executive Officer, Mark L. Baum, are directors of Surface. Surface is required to make royalty payments to Dr. Lindstrom of 3% of net sales of certain Surface Products while certain patent rights remain outstanding. Dr. Lindstrom is also a principal of Flying L Partners, an affiliate of the funding investor who purchased the Surface Series A Preferred Stock. Several employees and directors of the Company (including Mr. Baum and Dr. Lindstrom) entered into consulting agreements and provide consulting services to Surface.

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Investment in Melt Pharmaceuticals, Inc.

In April 2018, the Company formed Melt Pharmaceuticals, Inc. (“Melt”). In December 2018, the Company entered into an asset purchase agreement with Melt (the “Melt Asset Purchase Agreement”). Pursuant to the terms of the Melt Asset Purchase Agreement, Melt was assigned certain intellectual property and related rights from the Company to develop, formulate, make, sell, and sub-license certain Company conscious sedation and analgesia related formulations (collectively, the “Melt Products”). Under the terms of the Melt Asset Purchase Agreement, Melt is required to make mid-single digit royalty payments to the Company on net sales of the Melt Products while any patent rights remain outstanding, as well as other conditions.

In January and March of 2019, Melt entered into definitive stock purchase agreements (collectively, the “Melt Series A Preferred Stock Agreement”) with certain investors and closed the sale of Melt’s Series A Preferred Stock (the “Melt Series A Stock”), generating approximately $11,400,000 of proceeds (collectively, the “Melt Series A Round”) at a purchase price of $5.00 per share. As a result, the Company lost voting and ownership control of Melt and ceased consolidating Melt’s financial statements. In January 2019, the Company deconsolidated Melt and recorded a gain of $5,810,000 and adjusted the carrying value in Melt to reflect the increased valuation of Melt and the Company’s new ownership interest in accordance with ASC 810-10-40-4(c), Consolidation.

In February 2019, the Company and Melt entered into a Management Services Agreement (the “Melt MSA”), whereby the Company provides to Melt certain administrative services and support, including bookkeeping, web services and human resources related activities, and Melt is required to pay the Company a monthly amount of $10,000.

In September 2021, the Company provided Melt with a senior secured loan (the “Melt Loan Agreement”) in the amount of $13,500,000 which is intended to fund the Phase 2 program of MELT-300. In connection with the loan the Company provided Melt, we also were provided the right, but not the obligation, to match any offer received by Melt associated with the commercial rights to any of its drug candidates for a period of five years. Melt is required to make mid-single digit royalty payments to the Company on net sales of MELT-300, while any patent rights remain outstanding, subject to other conditions. Melt can require the Company to cease compounding like products at the time of FDA approval of MELT-300. If approved, we do not expect a cessation of compounding like products to have a material impact on our operations and financial performance.

The Company owns 3,500,000 common shares of Melt (representing approximately 46% of Melt’s equity interests as of December 31, 2021) and uses the equity method of accounting for this investment, as management has determined that the Company has the ability to exercise significant influence over the operating and financial decisions of Melt. Under this method, the Company recognizes earnings and losses in Melt in its consolidated financial statements and adjusts the carrying amount of its investment in Melt accordingly. The Company’s share of earnings and losses are based on the Company’s ownership interest of Melt. Any intra-entity profits and losses are eliminated. During the year ended December 31, 2021, for financial reporting purposes, we had reduced our common stock investment carrying value in Melt to $0. As of December 31, 2021, and at the time of entering into the Melt Loan Agreement, we owned 100% of Melt’s indebtedness. Following the reduction of the carrying value of our common stock investment in Melt to $0, we began recording 100% of the equity method losses of Melt, based on our ownership of Melt’s total indebtedness. We recorded equity in net loss of Melt of $4,020,000 and $2,313,000 during the year ended December 31, 2021 and 2020, respectively. Our investment in Melt was $11,133,000 and $2,506,000 and $48,000 and $851,000 is due from Melt for reimbursable expenses and amounts due under the Melt Master Service Agreement (“Melt MSA”) as of December 31, 2021 and 2020, respectively. Melt did not make any payments to the Company during the years ended December 31, 2021 and 2020.

The Company’s Chief Executive Officer, Mark L. Baum, and several employees of the Company (including Mr. Baum and the Company’s Chief Financial Officer, Andrew Boll) entered into consulting agreements and provide consulting services to Melt.

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Policy on Hedging, Pledging and Similar Activities

We maintain an insider trading policy that governs transactions in our securities by directors, officers and other employees. Among other provisions, the policy prohibits “short-selling” of any equity security of the Company and transactions in put options, call options or other derivative securities, on an exchange or in any other organized market. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, are strongly discouraged and must be submitted for approval by the Company’s compliance officer prior to any proposed execution of such a transaction. Directors and officers are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. In addition, the policy discourages placing standing or limit orders on Company securities.

Executive Officers

Executive officers are appointed by our Board and serve at its discretion. Set forth below is information regarding our executive officers as of April 12, 2022.

Name	Position	Age
Mark L. Baum	Chief Executive Officer and Chairman of the Board of Directors	49
Andrew R. Boll	Chief Financial Officer and Corporate Secretary	39
John P. Saharek	President of ImprimisRx	62

Mr. Baum’s biographical information is included with such information for the other members of our Board.

Andrew R. Boll, CFA, CMA. Mr. Boll started as a founding employee of Harrow in December 2011 and has served as our Chief Financial Officer and Corporate Secretary since his promotion to that role in February 2015. He oversees the Company’s accounting, financial and other general administrative operations, along with corporate and business development initiatives. In addition, Mr. Boll helped found and start-up Eton Pharmaceuticals, Surface Ophthalmics, Melt Pharmaceuticals, ImprimisRx, and Visionology, Inc. Prior to the founding of Harrow, from 2007 to 2011, Mr. Boll worked for an investment company and its series of funds where he oversaw the fund’s accounting, financial analysis, and reporting. He was also heavily involved with the financial operations of a number of the fund’s portfolio companies (public and private). Prior to 2007, Mr. Boll held various accounting roles at Welsh Companies, LLC, a commercial real estate company, its fund and its other subsidiaries. Mr. Boll is a CFA® charterholder, Certified Management Accountant and earned his Bachelor of Science degree, summa cum laude, in Corporate and Public Finance at Huron University.

John P. Saharek. Prior to his promotion to President of ImprimisRx in February 2019, Mr. Saharek served as its Chief Commercial Officer since February 2015 and its Vice-President of Commercialization, Ophthalmology since November 2013. He is a senior healthcare industry executive with over 30 years of broad experience developing and commercializing pharmaceutical, biotechnology, surgical device and diagnostic product portfolios. Prior to joining the Company, he served as Head of U.S. Marketing and Strategy for ThromboGenics Inc., developing the commercial strategy and building a team to launch a new biologic into the U.S. market. Prior to that he was Vice President, Business Development at SurModics Inc., working with both large and small pharmaceutical companies on multi-platform drug delivery initiatives in the U.S. and internationally. Earlier in his career, he held positions of increasing responsibility in both marketing and sales at a number of companies, including his tenure with Bausch & Lomb. Mr. Saharek has a Master of Business Administration in Finance from the University of Hartford and a Bachelor of Arts in Business from Central Connecticut State University.

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DIRECTOR COMPENSATION

Director Compensation Program for Year Ended December 31, 2021

A summary of the non-employee director compensation arrangements for 2021 is set forth below.

Cash Compensation

Retainer and Meeting Fees
Annual Board Retainer Fee	$40,000
Annual Chairman Retainer Fees*:
Non-Employee Chairman of the Board or Lead Independent Director	$30,000
Audit Committee Chairman	$20,000
Compensation Committee Chairman	$15,000
Nomination and Corporate Governance Committee Chairman	$10,000
Annual Committee Member Retainer Fees*:
Audit Committee	$10,000
Compensation Committee	$7,500
Nomination and Corporate Governance Committee	$5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

During part of 2021, Dr. Lindstrom provided additional board oversight related to operations of the Company’s subsidiary, ImprimisRx, and strategic planning. Dr. Lindstrom was paid an additional quarterly retainer amount of $10,000 related to this additional board service.

Equity Compensation

Non-employee directors are eligible to receive an annual award of restricted stock units (“RSUs”) valued at $100,000, as well as an initial award of RSUs at the time of their appointment to the Board. These RSUs will vest in equal quarterly installments over a one-year period subject to the director’s continued service, but the issuance and delivery of the shares subject to the RSUs are deferred until the director resigns or otherwise terminates his or her service as a director.

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Director Compensation Table

The following table shows the compensation earned by, awarded or paid in 2021 to the individuals who served as our non-employee directors during such period and the number of shares underlying RSUs held by each non-employee director at year-end. Dr. Kammer resigned from the Board effective March 31, 2022 but is remaining as an advisor to the Company through the end of 2022. As a result of Dr. Kammer’s resignation and the expansion of the Board to six members, Mr. Sternberg and Dr. Makary joined the Board on March 31, 2022, but did not receive any compensation (cash or equity) from the Company during 2021. Mr. Baum did not receive any additional compensation for his services as a director and his compensation received as an executive officer is disclosed in the Summary Compensation Table in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Other ($)		Total ($)	Aggregate Shares Underlying RSUs Held by Director
Robert J. Kammer	$91,875	$100,000	$-		$191,875	118,637	(4)
Richard L. Lindstrom	$60,000	$100,000	$195,259	(3)	$355,259	109,618	(4)
Teresa F. Sparks	$72,500	$100,000	$-		$172,500	36,650	(4)
R. Lawrence Van Horn	$83,750	$100,000	$-		$183,750	22,144	(4)

(1)	Reflects the dollar amount of the grant date fair value of awards granted in 2021, measured in accordance with ASC Topic 718 (“ASC 718”) and without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of equity awards, refer to Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2021, included in the Annual Report.

(2)	Each non-employee director received an award of 9,644 RSVs during the year ended December 31, 2021.

(3)	Represents royalties paid to Dr. Lindstrom as part of the Klarity License Agreement and Lindstrom Agreement (defined under the heading “Corporate Governance – Transactions with Related Persons” above) and consulting fees associated with serving as a part of the Company’s medical advisory board.

(4)	Includes shares that have vested, but the issuance and delivery of which is deferred until the director resigns.

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EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officers for 2021 were:

Name	Position
Mark L. Baum	Chief Executive Officer and Chairman of the Board of Directors
Andrew R. Boll	Chief Financial Officer and Corporate Secretary
John P. Saharek	President of ImprimisRx

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract, motivate and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and the achievement of objectives that are expected to increase stockholder value. In furtherance of this goal, the Compensation Committee has established the following guidelines as a foundation for compensation decisions:

●	provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;
●	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;
●	promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and
●	align executives’ incentives with the creation of stockholder value.

The Compensation Committee considers, with respect to each of the Company’s executive officers, the total compensation that may be awarded, including base salary, annual incentive compensation, long-term incentive compensation and other benefits, such as discretionary cash bonuses, perquisites and other personal benefits available to each executive officer or that may be received by such executive officer under certain circumstances, including compensation payable upon termination of such executive officer under an employment agreement or severance agreement (if applicable). The Compensation Committee recognizes that its overall goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options, restricted stock units and other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance and success.

The Compensation Committee also has historically focused on the Company’s financial and working capital condition when making compensation decisions and approving performance objectives. Because the Company has historically sought to preserve cash, overall compensation traditionally has been weighted more heavily toward equity-based compensation, as well as cash payments that are earned only upon the Company’s achievement of specified performance goals. The Compensation Committee will continue to periodically reassess the appropriate weighting of cash and equity compensation in light of the Company’s expenditures in connection with commercial operations and its working capital needs.

Roles in Determining Executive Officer Compensation

Compensation Committee

In accordance with its charter, the Compensation Committee is responsible for, among other things, reviewing and evaluating our executive officer compensation program, including: (i) determining the objectives of the executive officer compensation program and reviewing and recommending to the Board the program as a whole and the elements of compensation that comprise the program to be consistent with such objectives; (ii) evaluating the performance of the Chief Executive Officer, and in consultation with the Chief Executive Officer, the performance of our other executive officers, in light of the level of achievement of individual and corporate goals and objectives; and (iii) approving and/or recommending to the Board the compensation package for all executive officers of the Company. In accordance with its charter, the Compensation Committee, from time to time, solicits information and, as appropriate, recommendations from management of the Company with respect to executive officer compensation, although the ultimate determination and any recommendations to the Board remain with the Compensation Committee, and all equity grants are made by the Compensation Committee.

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Chief Executive Officer

Compensation for the Chief Executive Officer is reviewed, evaluated and approved by the Compensation Committee without the presence or participation of the Chief Executive Officer.

The Chief Executive Officer reviews and makes recommendations to the Compensation Committee with respect to the compensation of our named executive officers and other members of the senior management team. While the Compensation Committee may review and consider recommendations of the Chief Executive Officer, the Compensation Committee takes such action regarding compensation as it deems appropriate, which may include concurring with the Chief Executive Officer’s recommendations, or proposing adjustments to such recommendations, prior to the Compensation Committee approving any compensation.

Compensation Consultants

During 2021, the Compensation Committee retained the services of an external compensation consultant, Mercer, Inc. (“Mercer”). The mandate of the consultant was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design (including equity grants of subsidiaries), benchmarking with the Company’s peers in the industry and other technical considerations including tax- and accounting-related matters. The Compensation Committee regularly evaluates Mercer’s performance, considers alternative compensation consultants and has the final authority to engage and terminate Mercer’s services. The decision to engage Mercer was made solely by the Compensation Committee. The Compensation Committee, after a review of the factors set forth in Section 10C-1 of the Exchange Act and Nasdaq requirements, has determined that the work performed by Mercer in 2021 did not present any conflicts of interest.

The Compensation Committee intends to continue to engage with Mercer in order to assist the Compensation Committee in its ongoing review of executive and director compensation practices, including a regular review and update of the Company’s peer companies.

Competitive Market Benchmarking

The Compensation Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program including, but not limited to, industry data compiled by Mercer in its Global Life Sciences Survey, which represents a nationally-based assessment of executive compensation widely used within the pharmaceutical and biotechnology industry sectors. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies within such sectors are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. The Compensation Committee adopted a group of peer companies in 2021, and the Compensation Committee may revise the group of peer companies to take into account changes in market capitalization and similarities to the Company along the dimensions of competition for talent, phase of development or stage of commercialization, current and potential market capitalization, and number of employees in the future. More specifically, when establishing the 2021 peer group, the Compensation Committee and Mercer focused on biotechnology and pharmaceutical companies, targeting commercial companies when possible with annual revenues below $125 million, and employee headcounts below 400 employees. Mercer and the Compensation Committee also gave consideration related to market value, research and development expense, location and stage of development along with an emphasis on companies with ophthalmic focus, and where possible, incorporated size appropriate holding companies in the life science industry. The list of peer companies identified in 2021 by the Compensation Committee was comprised of the following companies:

● Kadmon Holdings (1)	● Flexion Therapeutics (2)	● AcelRx Pharmaceuticals
● Ocular Therapeutix	● Oyster Point	● Evofem Bioscience
● Rigel Pharmaceuticals	● EyePoint Pharmaceuticals	● La Jolla Pharmaceutical
● Anika Therapeutics	● Kala Pharmaceuticals	● Cumberland Pharmaceuticals
● Aerie Pharmaceuticals	● XOMA	● Alimera Sciences
● Fortress Biotech	● RVL Pharmaceuticals (3)

(1)	Kadmon Holdings (“Kadmon”) was acquired by Sanofi in November 2021 and therefore is no longer a public company. However, because Kadmon’s most recent fiscal year executive compensation was used in making 2021 compensation decisions and comparative performance analysis, Kadmon remained in the 2021 peer group.
(2)	Flexion Therapeutics (“Flexion”) was acquired by Pacira Biosciences, Inc. in November 2021 and therefore is no longer a public company. However, because Flexion’s most recent fiscal year executive compensation was used in making 2021 compensation decisions and comparative performance analysis, Flexion remained in the 2021 peer group.
(3)	Osmotica Pharmaceuticals, Inc. changed its name to RVL Pharmaceuticals in January 2022.

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In addition to adopting the above group of peer companies, the Compensation Committee engaged Mercer to conduct a comprehensive benchmarking study reporting on compensation levels and practices, including equity, relative to the 2021 peer group. An Executive Compensation Assessment report was prepared by Mercer in 2021 that provided a competitive assessment of the Company’s executive compensation program compared to the market data for base salaries, target total cash compensation and equity compensation of the 2021 peer group.

Compensation Program Overview

In 2021, our executive compensation program consisted of the following forms of compensation, each of which is described in greater detail below:

●	Base Salary
●	Annual Bonus
●	Equity Compensation
●	Employee Benefit Program
●	Change of Control Arrangements

Base Salary

The Compensation Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Compensation Committee believes the base salaries are generally the appropriate cash compensation level that will allow us to attract and retain highly skilled executives. The Compensation Committee considers our stockholders’ interests in paying what is necessary to achieve our corporate goals, while conserving cash as much as practicable, when setting base salaries. We believe that, given the industry in which we operate, our current working capital needs and our compensation philosophy and objectives, base salaries at current levels are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Compensation Committee considers the following factors:

●	individual performance of the executive, as well as our overall performance, during the prior year;
●	level of responsibility, including breadth, scope and complexity of the position;
●	level of experience and expertise of the executive;
●	internal review of the executive’s compensation relative to other executives to ensure internal equity; and
●	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire. Adjustments to base salary are considered annually in light of the factors above. The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries of other named executive officers and members of senior management based on the foregoing criteria.

Annual Bonus

The Company provides executive officers with annual performance-based cash bonus opportunities, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year. Corporate and individual goals are established at the beginning of each year by the Compensation Committee with input from senior management. The target annual incentive bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance. Accordingly, the higher the level of control and accountability that is exercisable by an executive officer over our overall performance, the greater the percentage of the executive officer’s target total cash compensation that is dependent on the annual performance-based cash bonus award. We believe these target bonus levels for our executive officers are appropriate and consistent with our pay-for-performance compensation philosophy. At the end of each fiscal year, individual and corporate performance are measured versus plan and a percentage of target is established, which then determines the size of the total bonus pool from which annual bonus incentives are to be paid to executive officers. All cash bonuses are awarded retrospectively.

For 2020 and 2021, the annual incentive bonus for our executive officers was based 100% on overall corporate performance, including metrics associated with revenue, adjusted EBITDA, gross margin, stock price and business development performance. Target annual incentive bonus levels for 2020 and 2021 were 60% of annual base salary for our Chief Executive Officer and 50% for all other named executive officers. At the end of each year, the Compensation Committee, with input from senior management, evaluates individual and corporate performance compared against the goals established under the Plan, which determines the size of the total bonus pool from which cash bonuses are to be paid to executive officers. Based on this evaluation, the Compensation Committee determined to award, for service performed in 2021 that exceeded target levels, our Chief Executive Officer a cash incentive bonus equal to 89% of his annual base salary, and our Chief Financial Officer and the President of ImprimisRx cash incentive bonuses equal to 74% of their annual base salaries.

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Equity Compensation

As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options, restricted stock and/or RSUs. The Compensation Committee does not have a stated policy regarding the issuance of equity grants, however, historically our named executive officers have been granted service/time-based vesting equity awards and certain executive officers have also been granted options and RSUs that contain performance/market-based vesting conditions. The Compensation Committee grants equity awards to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our stockholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Compensation Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

In 2021, the Compensation Committee awarded restricted stock units (“RSUs”)and market-based performance stock units (“PSUs”)to the named executive officers. See the “Outstanding Equity Awards at Fiscal Year-End” table below for additional details about the awards.

In addition to Company equity awards, the named executive officers in prior years received equity awards in Project 15 Subsidiaries as described below. In 2017, the Company began to develop internal assets through the incorporation of new subsidiaries, which would be separately financed, managed, and eventually be deconsolidated and independent from Harrow. This strategic plan was internally referred to as Project 15 and a new Project 15 subsidiary as a “Project 15 Subsidiary.” Project 15 Subsidiaries have historically had nominal to minimal values at their inception.

Members of the Company’s management team, including Mr. Baum, Mr. Boll and Mr. Saharek, along with other key employees (“Project 15 Consultants”) of the Company have received equity grants from each Project 15 Subsidiary that vest upon the Project 15 Subsidiary receiving a certain amount of third party investment capital, which is usually gross proceeds of $10 million or more (a “Critical Financing”). The Company does not have a written policy regarding the total equity to be issued to Project 15 Consultants. Each Project 15 Subsidiary and situation can vary depending on the amount of capital raised and its valuation; however, in general, the total percentage of ownership granted to the Project 15 Consultants (including, but not limited, to our executive team) has been approximately 7 to 12% of fully diluted ownership interests of each Project 15 Subsidiary following a Critical Financing. Specific details regarding the compensation amounts from and equity grants (including the number of shares, fair market value (as determined by an independent third party valuation firm) and type of instrument granted to Mr. Baum, Mr. Boll and Mr. Saharek) of each Project 15 Subsidiary is described in more detail in the tables below. In many instances, members of our executive team and in some cases, members of our board of directors, will serve on the boards of directors and/or provide consulting services to a Project 15 Subsidiary after it becomes independent of the Company. Once a Project 15 Subsidiary is independent from the Company, compensation paid to that person is not included in the tables and summary below.

Employee Benefit Program

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. We have historically made matching contributions of up to 4% of cash compensation contributed to the plan. The value of the 401(k) benefit for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

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Change of Control Arrangements

We have entered into change of control arrangements with each of our named executive officers. Our Board approved these change of control arrangements in order to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage and where the possibility exists that we may be acquired if our efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a merger or sale, particularly where the services of these executive officers may not be required by the acquirer. These arrangements provide change of control benefits either upon the termination of the employee’s service, a significant change in job responsibilities or the need to relocate within 12 months following a change of control. By using a so-called “double trigger” change of control benefit, and thereby tying the severance benefit both to a change in control and change in job status, rather than the mere consummation of a change of control transaction, the Compensation Committee believes that it is better able to balance the employee’s need for certainty with the interests of our stockholders.

Information regarding the change of control arrangements and the potential value of payments upon termination related to a change of control is provided for the named executive officers under the heading “Change of Control Arrangements” in the sections below describing each named executive officer’s compensation arrangements.

Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers, who are comprised of our principal executive officer and our next two highest compensated executive officers.

Name and Principal Position	Year	Salary	Stock Awards (1)		Option Awards (1)	Non-Equity Plan Compensation (2)	All Other Compensation (3)	Total
Mark L. Baum	2021	$564,596	$6,251,841	(4)	$-	$492,503	$12,527	$7,321,467
Chief Executive Officer	2020	$569,808	$696,700		$948,300	$256,080	$12,408	$2,483,296
Andrew R. Boll	2021	$405,073	$2,635,425	(5)	$-	$299,672	$11,984	$3,352,154
Chief Financial Officer and Corporate Secretary	2020	$409,655	$193,325		$248,520	$153,066	$12,238	$1,016,804
John P. Saharek	2021	$347,308	$2,054,940	(6)	$-	$261,813	$12,797	$2,676,858
President, ImprimisRx	2020	$316,731	$-		$87,393	$118,340	$11,074	$533,538

(1)	Reflects the dollar amount of the grant date fair value of awards granted during the respective fiscal years, measured in accordance with ASC 718 and without adjustment for estimated forfeitures, and includes grant date fair value of awards of our Project 15 Subsidiaries issued to our named executive officers prior to the deconsolidation of such entities. For a discussion of the assumptions used to calculate the value of equity awards, refer to Note 14 to our consolidated financial statements for the year ended December 31, 2021, included in the Annual Report. For information about the material terms of each equity award, see the tables under the subheading entitled “Outstanding Equity Awards at Fiscal Year-End” below.
(2)	Amounts represent payouts under the Company’s annual cash bonus incentive plan based on the Company’s performance measured against the corporate objectives established for the named executive officer and the named executive officer’s individual performance measured against his individual goals. Such amounts are determined and paid after the end of each year, but reflect individual and Company performance for the respective years reflected above.
(3)	Amounts represent matching contributions made by us for the benefit of the named executive officer under our 401(k) retirement savings plan and group life insurance benefit in excess of the standard threshold granted to all other employees.
(4)	Amount includes: (i) RSUs granted to Mr. Baum during 2021 with a fair value of $1,335,000 that vest over a three-year period and (ii) market-based vesting PSUs that vest at various total stockholder return (“TSR”) targets with a fair value of $4,916,841 – as described further under the subheading “2021 PSUs.”
(5)	Amount includes: (i) RSUs granted to Mr. Boll during 2021 with a fair value of $400,500 that vest over a three-year period and (ii) market-based vesting PSUs that vest at various TSR targets with a fair value of $2,234,925 – as described further under the subheading “2021 PSUs.”
(6)	Amount includes: (i) RSUs granted to Mr. Saharek during 2021 with a fair value of $267,000 that vest over a three-year period and (ii) market-based vesting PSUs that vest at various TSR targets with a fair value of $1,787,940 – as described further under the subheading “2021 PSUs.”

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Outstanding Equity Awards at Fiscal Year-End

The Company

The following table sets forth certain information regarding outstanding equity awards of the Company held by our named executive officers as of December 31, 2021.

		Option Awards (1)					Stock Awards (1)
		Number of Securities Underlying Unexercised Options			Option Exercise	Option Expiration	Equity Incentive Plan Awards: Number of Shares or Units of Stock that Have Not		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not
Name	Grant Date	Exercisable	Unexercisable		Price	Date	Vested		Vested (2)
Mark L. Baum	4/1/2012	125,000	-		$2.40	1/25/2022	-		-
	5/2/2013	180,000	-		$8.99	5/2/2023	-		-
	2/10/2014	15,400	-		$7.71	2/10/2024	-		-
	4/1/2016	180,000	-		$3.95	4/1/2026	-		-
	2/1/2017	160,000	-		$2.23	2/1/2027	-		-
	1/1/2018	150,000	-		$1.73	1/2/2028	-		-
	2/19/2019	137,500	12,500	(3)	$6.30	2/19/2029	-		-
	1/2/2020	126,873	90,625	(4)	$7.30	1/2/2030	-		-
	7/30/2015	300,000	300,000	(5)	$7.87	7/31/2025	-		-
	7/23/2021	-	-		-	-	762,301	(6)	$6,586,281
	2/19/2021	-	-		-	-	150,000	(7)	$1,296,000
	1/2/2020	-	-		-	-	88,000	(7)	$760,320
Andrew R. Boll	4/1/2013	90,000	-		$6.00	4/1/2023	-		-
	2/10/2014	7,400	-		$7.71	2/10/2024	-		-
	4/1/2016	60,000	-		$3.95	4/1/2026	-		-
	2/1/2017	55,000	-		$2.23	2/1/2027	-		-
	1/2/2018	50,000	-		$1.73	1/2/2028	-		-
	2/19/2019	45,837	4,163	(8)	$6.30	2/19/2029	-		-
	1/2/2020	33,250	23,750	(9)	$7.30	1/2/2030	-		-
	7/23/2021	-	-		-	-	346,500	(6)	$2,993,760
	2/19/2021	-	-		-	-	45,000	(7)	$388,800
	1/2/2020	-	-		-	-	23,000	(7)	$198,720
	2/19/2019	-	-		-	-	50,000	(7)	$432,000
John P. Saharek	11/12/2013	20,000	-		$4.16	11/12/2023	-		-
	3/3/2014	5,000	-		$8.75	3/3/2024	-		-
	2/1/2015	90,000	-		$7.37	2/1/2025	-		-
	4/1/2016	60,000	-		$3.95	4/1/2026	-		-
	2/1/2017	55,000	-		$2.23	2/1/2027	-		-
	1/2/2018	50,000	-		$1.73	1/2/2028	-		-
	2/19/2019	45,837	4,163	(8)	$6.30	2/19/2029	-		-
	8/3/2020	7,812	17,188	(10)	$5.72	8/3/2030	-		-
	7/23/2021	-	-		-	-	277,200	(6)	$2,395,008
	2/19/2021	-	-		-	-	30,000	(7)	$259,200
	2/19/2019	-	-		-	-	50,000	(7)	$432,000

(1)	The amounts shown reflect stock options and RSUs granted under both the 2007 Incentive Stock and Awards Plan and the 2017 Incentive Stock and Awards Plan.
(2)	Calculated by multiplying the number of unvested shares by $8.64, the closing price per share of our common stock on The Nasdaq Global Market on December 31, 2021.
(3)	The option vests in 12 equal quarterly installments of 12,500 shares over three years commencing on the three-month anniversary of the date of grant.
(4)	The option vests in 12 equal quarterly installments of 18,125 shares over three years commencing on the three-month anniversary of the date of grant.
(5)	The option vests upon achieving certain stock price targets ranging from $9 to $15 per share over a five-year period following its amendment on June 4, 2020.
(6)	The PSUs vest upon achieving and maintaining certain TSR targets ranging from 50% to 175% over a five-year period and requires a minimum of a two-year service period. See subheading “2021 PSUs” for more information.
(7)	The RSUs vest in full on the third anniversary of the grant date.
(8)	The option vests in 12 equal quarterly installments of 4,163 shares over three years commencing on the three-month anniversary of the date of grant.
(9)	The option vests in 12 equal quarterly installments of 4,750 shares over three years commencing on the three-month anniversary of the date of grant.
(10)	25% of the shares subject to the option vest and become exercisable on the first anniversary of the grant date and the remaining 75% of the shares subject to the option vest and become exercisable quarterly in equal installments thereafter over two years.

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2021 PSUs

During 2021, we granted market-based PSUs to various members of our senior management including Mark Baum, Andrew Boll, and John Saharek, which are subject to the satisfaction of certain market-based and continued service conditions (the “2021 PSUs”). The 2021 PSUs are separated into four tranches and require that the Company achieve and maintain certain levels of TSR ranging from 50% to 175% per share during the five-year period following the grant date. TSR is based on the aggregate of: (i) the percent increase of the closing price of the Company’s common stock from July 22, 2021; and (ii) any dividends or similar stockholder distributions as specified in the table below. With certain limited exceptions, in addition to reaching the TSR targets, the employee must be employed with the Company on the second anniversary of the grant date in order for the 2021 PSUs to vest. The Compensation Committee considered the 2021 PSUs as multi-year awards, and as a result does not expect to issue equity awards to members of its senior management team during 2022.

Vesting amounts for Mr. Baum’s 2021 PSUs are as follows:

Tranche	Number of Shares	TSR	Target Share Price*
Tranche 1	108,900	50% or greater	$11.70
Tranche 2	163,350	100% or greater	$15.60
Tranche 3	217,800	150% or greater	$19.50
Tranche 4	272,250	175% or greater	$21.45

Vesting amounts for Mr. Boll’s 2021 PSUs are as follows:

Tranche	Number of Shares	TSR	Target Share Price*
Tranche 1	49,500	50% or greater	$11.70
Tranche 2	74,250	100% or greater	$15.60
Tranche 3	99,000	150% or greater	$19.50
Tranche 4	123,750	175% or greater	$21.45

Vesting amounts for Mr. Saharek’s 2021 PSUs are as follows:

Tranche	Number of Shares	TSR	Target Share Price*
Tranche 1	39,600	50% or greater	$11.70
Tranche 2	59,400	100% or greater	$15.60
Tranche 3	79,200	150% or greater	$19.50
Tranche 4	99,000	175% or greater	$21.45

*Target Share Price assumes that no dividends or similar distributions are made to stockholders of the Company. If such distributions are made, the Target Share Price would decrease accordingly, to the benefit of the employee, to account for the dividend/distribution as a part of TSR.

Project 15 Subsidiaries

The following table sets forth certain information as of December 31, 2021, in regards to equity awards of our Project 15 Subsidiaries granted to named executive officers prior to the deconsolidation of such entities during the years ended December 31, 2020 and 2021.

	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Number of Shares of Restricted Common Stock that Have Not
Name/Company	Exercisable	Unexercisable	Price	Date	Vested
Mark L. Baum
Stowe Pharmaceuticals, Inc. (1)	-	-	-	-	900,000
Visionology, Inc. (2)	-	-	-	-	700,000
Andrew R. Boll
Stowe Pharmaceuticals, Inc. (1)	-	-	-	-	375,000
Visionology, Inc. (2)	-	-	-	-	350,000
John P. Saharek
Stowe Pharmaceuticals, Inc. (3)	-	25,000	$0.023	2/05/2030	-

(1)	Represents restricted common stock award granted by Stowe Pharmaceuticals, Inc. (“Stowe”) on February 5, 2020 with a fair market value of $0.023 per share. Fair market value of the shares is determined by an independent third-party valuation firm at the date of grant in accordance with ASC 718. The restricted common stock award vested upon Stowe completing a Critical Financing.
(2)	Represents restricted common stock award granted by Visionology, Inc. (“Visionology”) on July 1, 2020 with a fair market value of $0.048 per share. Fair market value of the shares is determined by an independent third-party valuation firm at the date of grant in accordance with ASC 718. The restricted common stock award vested upon Visionology completing a Critical Financing.
(3)	Represents an option granted by Stowe on February 5, 2020. The option grant vests upon Stowe completing a Critical Financing.

Harrow Health 2022 Proxy Statement	25

Compensation Arrangements with Mark L. Baum

Employment Agreements

On April 25, 2016, we entered into an employment agreement (the “Baum Agreement”) with Mr. Baum with respect to his employment as Chief Executive Officer. The Baum Agreement replaced Mr. Baum’s 2012 employment agreement, as amended, with the Company. Mr. Baum’s employment with the Company is at-will and may be terminated either by Mr. Baum or the Company at any time for any reason or for no reason. The Baum Agreement provides for an initial annual base salary and a target annual bonus incentive under the Company’s Management Incentive Plan of 60% of his base salary. Pursuant to the Baum Agreement, Mr. Baum received 1,050,000 restricted stock units vesting on the fifth anniversary of the date of grant subject to performance-based accelerated vesting. All shares under this equity award vested during 2021.

Involuntary Termination

Should Mr. Baum’s employment be terminated by the Company without Cause (as defined in the Baum Agreement) or should Mr. Baum terminate his employment with the Company for Good Reason (as defined in the Baum Agreement) (each an “Involuntary Termination”), any unvested options shall be accelerated as if Mr. Baum had completed an additional 18 months of employment with the Company as of the date of such Involuntary Termination. In addition, Mr. Baum will receive an extension to exercise his vested options until the earlier of the original expiration date and 18 months following the date of his Involuntary Termination. In the event of an Involuntary Termination of Mr. Baum’s employment with the Company, Mr. Baum will be entitled to (i) a severance payment equal to the sum of 12 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 12 months.

Change in Control Arrangements

In the event of an Involuntary Termination of Mr. Baum’s employment within one month prior to, or 12 months following, a Change in Control (as defined in the Plan), any unvested options shall be deemed fully vested as of the date of such Involuntary Termination. Should an Involuntary Termination of Mr. Baum’s employment occur within one month prior to, or 12 months following, a Change in Control, Mr. Baum shall be entitled to (i) a severance payment equal to the sum of 18 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 18 months.

Other Equity Incentive Grants

Mr. Baum has received other equity awards, as detailed in the table entitled “Outstanding Equity Awards at Fiscal Year-End” above, and is eligible to receive additional equity awards at the time awards are granted to other senior executives and otherwise at the discretion of the Board.

Compensation Arrangements with Andrew R. Boll

Employment Agreements

On April 25, 2016, the Company entered into an employment agreement (the “Boll Agreement”) with Mr. Boll with respect to his employment as Chief Financial Officer and Corporate Secretary. The Boll Agreement replaced Mr. Boll’s 2012 employment agreement, as amended, with the Company. Mr. Boll’s employment with the Company is at-will and may be terminated either by Mr. Boll or the Company at any time for any reason or for no reason. The Boll Agreement provides for an initial annual base salary and a target annual incentive bonus of 50% of his annual base salary. Pursuant to the Boll Agreement, Mr. Boll received an amended 157,500 restricted stock units vesting on the fifth anniversary of the date of grant subject to performance-based accelerated vesting. All shares under this equity award vested during 2021.

Harrow Health 2022 Proxy Statement	26

Involuntary Termination

Should Mr. Boll’s employment be terminated by the Company without Cause (as defined in the Boll Agreement) or should Mr. Boll terminate his employment with the Company for Good Reason (as defined in the Boll Agreement) (each an “Involuntary Termination”), any unvested options shall be accelerated as if Mr. Boll had completed an additional 12 months of employment with the Company as of the date of such Involuntary Termination. In addition, Mr. Boll will receive an extension to exercise his vested options until the earlier of the original expiration date and 12 months following the date of his Involuntary Termination. In the event of an Involuntary Termination of Mr. Boll’s employment with the Company, Mr. Boll will be entitled to (i) a severance payment equal to the sum of six months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to six months.

Change in Control Arrangements

Should an Involuntary Termination of Mr. Boll’s employment occur within one month prior to, or 12 months following, a Change in Control, Mr. Boll shall be entitled to (i) a severance payment equal to the sum of 12 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 12 months. Furthermore, in the event of an Involuntary Termination of Mr. Boll’s employment within one month prior to, or 12 months following, a Change in Control, any unvested options shall be deemed fully vested as of the date of such Involuntary Termination.

Other Equity Incentive Grants

Mr. Boll has received other equity awards, as detailed in the table entitled “Outstanding Equity Awards at Fiscal Year-End” above, and is eligible to receive additional equity awards at the time awards are granted to other senior executives and otherwise at the discretion of the Board.

Compensation Arrangements with John P. Saharek

Employment Agreements

On April 25, 2016, the Company entered into an employment agreement (the “Saharek Agreement”) with Mr. Saharek with respect to his employment as Chief Commercial Officer. The Saharek Agreement replaced Mr. Saharek’s 2015 employment agreement with the Company. Mr. Saharek’s employment with the Company is at-will and may be terminated either by Mr. Saharek or the Company at any time for any reason or for no reason. The Saharek Agreement provides for an initial annual base salary of $260,000 and a target annual incentive bonus of 50% of his annual base salary. In addition, pursuant to the employment agreement, Mr. Saharek received options to purchase 60,000 shares of our common stock (the “Saharek Options”).

Involuntary Termination

Should Mr. Saharek’s employment be terminated by the Company without Cause (as defined in the Saharek Agreement) or should Mr. Saharek terminate his employment with the Company for Good Reason (as defined in the Saharek Agreement) (each an “Involuntary Termination”), any unvested Saharek Options shall be accelerated as if Mr. Saharek had completed an additional 12 months of employment with the Company as of the date of such Involuntary Termination. In addition, Mr. Saharek will receive an extension to exercise his vested options until the earlier of the original expiration date and 12 months following the date of his Involuntary Termination. In the event of an Involuntary Termination of Mr. Saharek’s employment with the Company, Mr. Saharek will be entitled to (i) a severance payment equal to the sum of six months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to six months.

Harrow Health 2022 Proxy Statement	27

Change in Control Arrangements

Should an Involuntary Termination of Mr. Saharek’s employment occur within one month prior to, or 12 months following, a Change in Control, Mr. Saharek shall be entitled to (i) a severance payment equal to the sum of 12 months of his then base salary plus the greater of his (x) annual bonus for the preceding calendar year or (y) target annual bonus for the year in which the termination occurs; (ii) his annual bonus for the year in which the termination occurs, determined based on actual results for such year, pro-rated up until the date of his termination; and (iii) continued group health plan coverage through COBRA for a period of up to 12 months. Furthermore, in the event of an Involuntary Termination of Mr. Saharek’s employment within one month prior to, or 12 months following a Change in Control, any unvested Saharek Options shall be deemed fully vested as of the date of such Involuntary Termination.

Other Equity Incentive Grants

Mr. Saharek has received other equity awards, as detailed in the table entitled “Outstanding Equity Awards at Fiscal Year-End” above, and is eligible to receive additional equity awards at the time awards are granted to other senior executives and otherwise at the discretion of the Board.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of December 31, 2021.

EQUITY COMPENSATION PLAN INFORMATION

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by security holders	4,908,816	$5.52	(2)	2,399,649
Equity compensation plans not approved by security holders (3)	373,847	2.08		-
Total	5,282,663	$5.14	(2)	2,399,649

(1)	Represents shares reserved under the Plan. See Note 14 to our consolidated financial statements included in the Annual Report. The 2007 Plan reached its term in September 2017, and we can no longer issue additional awards under this plan; however, options still outstanding and previously issued under the 2007 Plan will remain outstanding until they are exercised, reach their maturity or are otherwise cancelled/forfeited. On June 13, 2017, the Company’s Board of Directors and stockholders adopted the Company’s 2017 Incentive Stock and Awards Plan, which was subsequently amended on June 3, 2021.
(2)	Excludes outstanding RSUs, which have no associated exercise price.
(3)	Comprises warrants issued to a lender.

Harrow Health 2022 Proxy Statement	28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the shares of our common stock beneficially owned by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all persons known by us to beneficially own more than 5% of our outstanding common stock. We have determined the beneficial ownership shown on this table in accordance with the rules of the Securities and Exchange Commission. Under these rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such shares. Except as otherwise indicated in the accompanying footnotes, the information in the table below is based on information as of April 12, 2022. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and the address for such person is c/o Harrow Health, Inc., 102 Woodmont Blvd., Suite 610, Nashville, TN 37205.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage (1)
5% + Stockholders
Opaleye L.P. (2)	3,285,000	12.15%
Ophir Asset Management Pty. Ltd. (3)	1,905,354	7.05%

Directors and Officers
Mark L. Baum (4)	2,832,365	10.00%
Andrew R. Boll (5)	607,713	2.22%
John P. Saharek (6)	395,013	1.44%
R. Lawrence Van Horn (7)	19,733	*
Richard L. Lindstrom (8)	273,307	1.01%
Martin A. Makary (9)	-	*
Teresa F. Sparks (10)	34,239	*
Perry J. Sternberg (11)	-	*
All executives and directors as a group (8 persons)	4,162,370	14.26%

*	Less than 1%.
(1)	Beneficial ownership percentages are based on 27,031,127 shares of our common stock outstanding as of April 12, 2022. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after April 12, 2022, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	This information is based on a Schedule 13G/A filed on January 26, 2022, by Opaleye L.P., Opaleye Management, Inc. and James Silverman (collectively, “Opaleye”). Opaleye reported that it possessed shared voting power and shared dispositive power with respect to all of the shares. The address for Opaleye is One Boston Place, 26th Floor, Boston MA 02108.
(3)	This information is based on a Schedule 13F-HR filed on February 14, 2022, by Ophir Asset Management Pty. Ltd. (“Ophir”). Ophir reported that it possessed sole voting power and sole dispositive power with respect to all of the shares. The address for Ophir is Level 26, Governor Phillip Tower, One Farrer Place, Sydney, Australia C3 2000.
(4)	Includes 1,298,525 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after April 12, 2022.
(5)	Includes 355,150 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after April 12, 2022.
(6)	Includes 340,936 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after April 12, 2022.
(7)	Includes 19,733 shares of common stock issuable upon Mr. Van Horn’s discontinuation of service as a director within 60 days after April 12, 2022.
(8)	Includes 107,207 shares of common stock issuable upon Dr. Lindstrom’s discontinuation of service as a director within 60 days after April 12, 2022.
(9)	Dr. Makary joined the Company’s Board of Directors on March 31, 2022.
(10)	Includes 34,239 shares of common stock issuable upon Ms. Sparks’ discontinuation of service as a director within 60 days after April 12, 2022.
(11)	Mr. Sternberg joined the Company’s Board of Directors on March 31, 2022.

Harrow Health 2022 Proxy Statement	29

REPORT OF THE AUDIT COMMITTEE

The Audit Committee manages relations with and evaluates the performance of the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board, a copy of which is available for review on the Investors section of the Company’s website, www.harrowinc.com, under Corporate Governance.

The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed and discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with such firm by Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2021, should be included in the Annual Report.

Submitted by the Audit Committee of the Board of Directors

Teresa F. Sparks
Martin A. Makary
R. Lawrence Van Horn

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Harrow Health 2022 Proxy Statement	30

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide added convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single copy of the Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials from us, please notify your broker, direct your written request to Harrow Health, Inc., c/o Corporate Secretary, 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 or call Investor Relations at (615) 733-4731, and we will promptly thereafter deliver separate copies to you. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of these materials should contact their brokers.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2023 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for our 2023 annual meeting of stockholders, a stockholder’s proposal must be received by us no later than December 27, 2022, unless the date of our 2023 annual meeting of stockholders is more than 30 days before or after the one-year anniversary date of the Annual Meeting, in which case such proposals must be received by the Company a reasonable time before the Company begins to print and send applicable proxy materials to stockholders. In addition, stockholder proposals must otherwise comply with Rule 14a-8 under the Exchange Act, including delivery of proof of ownership of our common stock in accordance with Rule 14a-8(b)(2). The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Advance Notice for Proposals for Business to be Discussed at the 2023 Annual Meeting

Our Bylaws require advance notice of business to be brought before a stockholders’ meeting, including nominations of persons for election as directors. To be timely, notice of stockholder proposals must be received by our Corporate Secretary at our principal executive offices not less than 120 days nor more than 180 days prior to the anniversary date of the mailing of the proxy materials for the preceding year’s annual meeting, or between October 28, 2022, and December 27, 2022, for our 2023 annual meeting of stockholders, and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters, except if we did not hold an annual meeting the previous year, or if the date of the applicable annual meeting of stockholders has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials to stockholders, and not later than the close of business on the later of (i) the 90th day prior to the scheduled annual meeting or (ii) the 15th day following the day on which public announcement of the date of annual meeting was first made. A copy of our Bylaws may be obtained by written request to the Corporate Secretary at Harrow Health, Inc., c/o Corporate Secretary, 102 Woodmont Blvd., Suite 610, Nashville, TN 37205. Our Bylaws are also available by accessing the exhibits to the Annual Report filed with the SEC. If a stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, and we do comply with such requirements, then we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

Harrow Health 2022 Proxy Statement	31

ANNUAL REPORT

As indicated in the Notice of Internet Availability of Proxy Materials, a copy of this Proxy Statement and the Annual Report has been posted on the website www.proxyvote.com. Upon the written request of any stockholder entitled to vote at the Annual Meeting, we will provide, without charge, additional copies of the Annual Report upon the receipt of a written or oral request by any stockholder.

We have elected to provide this Proxy Statement and the Annual Report over the Internet through a “notice and access” model. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access this Proxy Statement and the Annual Report on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of our annual meetings on the environment.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mark L. Baum
Chief Executive Officer and Chairman of the Board of Directors

Harrow Health 2022 Proxy Statement	32

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77159-P70660

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARROW HEALTH, INC.

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Mark L. Baum
02) Richard L. Lindstrom
03) Martin A. Makary
04) Teresa F. Sparks
05) Perry J. Sternberg
06) R. Lawrence Van Horn

The Board of Directors recommends you vote "FOR" the following proposals:

IMPORTANT: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D77160-P70660

HARROW HEALTH, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – JUNE 9, 2022, AT 8:00 AM CENTRAL TIME

The undersigned stockholder(s) of Harrow Health, Inc., a Delaware corporation (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Mark L. Baum and Andrew R. Boll, and either of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is/are entitled to vote at the 2022 Annual Meeting of Stockholders of the Company to be held on June 9, 2022, at 8:00 AM, Central Time, at 102 Woodmont Blvd., Suite 610, Nashville, Tennessee 37205, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, each as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNE